Exhibit (d)(47)

AMENDMENT TO

MANAGEMENT CONTRACT

between

FIDELITY ABERDEEN STREET TRUST:

FIDELITY FREEDOM INCOME FUND

and

STRATEGIC ADVISERS, INC.

This Amendment dated as of this 19th day of May 2005, by and between Fidelity Aberdeen Street Trust, a Delaware statutory trust which may issue one or more series of shares of beneficial interest (hereinafter called the "Fund"), on behalf of Fidelity Freedom Income Fund (hereinafter called the "Portfolio"), and Strategic Advisers, Inc., a Massachusetts corporation (hereinafter called the "Adviser"), as set forth in its entirety below.

WHEREAS, in consideration of Fidelity Management & Research Company's agreement to pay the Adviser's costs incurred hereunder, the parties desire to amend the current Management Contract for the purpose of eliminating the fee paid to the Adviser thereunder.

NOW THEREFORE, the parties hereto agree as follows:

1. Paragraph 3 of the Management Contract is hereby deleted in its entirety and replaced with the following:

"3. The Portfolio shall not pay the Adviser a fee for the services rendered hereunder."

2. In all other respects, the Management Contract is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF the parties have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized and to be delivered under seal, all as of the date written above.

\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	FIDELITY ABDERDEEN STREET TRUST on behalf of Fidelity Freedom Income Fund

	By	/s/Christine Reynolds
Christine Reynolds
Treasurer

STRATEGIC ADVISERS, INC.

	By	/s/Richard A. Spillane, Jr.
Richard A. Spillane, Jr.
President